Supplement dated May 3, 2019, to the
Prospectus for your Variable Annuity
Issued by

ALLSTATE LIFE INSURANCE COMPANY
ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK

This supplement amends certain disclosure contained in the prospectus for your Variable Annuity contract issued by Allstate Life Insurance Company or Allstate Life Insurance Company of New York. Not all funds listed below are available as investment options on all contracts. Please refer to your prospectus to determine which information relates to funds available through your Variable Annuity contract.
As approved by shareholders of each Oppenheimer VA Fund listed below, each such fund will be reorganized into the corresponding, newly formed series of AIM Variable Insurance Funds (Invesco Variable Insurance Funds) shown as the Acquiring Fund below, as of the close of business on the date that has been set for these reorganization transactions. Each reorganization is currently expected to close on or about May 24, 2019, or as soon thereafter as practicable (the Reorganization Date). In addition, the Trust, Oppenheimer Variable Account Funds, will be replaced by AIM Variable Insurance Funds (Invesco Variable Insurance Funds), and the investment adviser, OppenheimerFunds, Inc. will be replaced by Invesco Advisers, Inc. Immediately after the closing of a reorganization, your Contract Value in the sub-account(s) corresponding to an Acquiring Fund will be equal in value to your Contract Value in the sub-accounts corresponding to the Oppenheimer VA Fund that you held immediately prior to the closing of the reorganization.

Oppenheimer VA Fund	Acquiring Fund
Oppenheimer Capital Appreciation Fund/VA – Non-Service	Invesco Oppenheimer V.I. Capital Appreciation Fund – Series I
Oppenheimer Capital Appreciation Fund/VA – Service	Invesco Oppenheimer V.I. Capital Appreciation Fund – Series II
Oppenheimer Conservative Balanced Fund/VA – Non-Service	Invesco Oppenheimer V.I. Conservative Balanced Fund – Series I
Oppenheimer Conservative Balanced Fund/VA – Service	Invesco Oppenheimer V.I. Conservative Balanced Fund – Series II
Oppenheimer Discovery Mid Cap Growth Fund/VA – Non-Service	Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund – Series I
Oppenheimer Discovery Mid Cap Growth Fund/VA – Service	Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund – Series II
Oppenheimer Global Fund/VA – Non-Service	Invesco Oppenheimer V.I. Global Fund – Series I
Oppenheimer Global Fund/VA – Service	Invesco Oppenheimer V.I. Global Fund – Series II
Oppenheimer Global Strategic Income Fund – Non-Service	Invesco Oppenheimer V.I. Global Strategic Income Fund – Series I
Oppenheimer Global Strategic Income Fund/VA – Service	Invesco Oppenheimer V.I. Global Strategic Income Fund – Series II
Oppenheimer International Growth Fund/VA – Service	Invesco Oppenheimer V.I. International Growth Fund – Series II
Oppenheimer Main Street Fund®/VA – Non-Service	Invesco Oppenheimer V.I. Main Street Fund® – Series I
Oppenheimer Main Street Fund®/VA – Service	Invesco Oppenheimer V.I. Main Street Fund® – Series II
Oppenheimer Main Street Small Cap Fund – Non-Service	Invesco Oppenheimer V.I. Main Street Small Cap Fund® – Series I
Oppenheimer Main Street Small Cap Fund – Service	Invesco Oppenheimer V.I. Main Street Small Cap Fund® – Series II
Oppenheimer Total Return Bond Fund/VA – Non-Service	Invesco Oppenheimer V.I. Total Return Bond Fund – Series I
Oppenheimer Total Return Bond Fund/VA – Service	Invesco Oppenheimer V.I. Total Return Bond Fund – Series II
Please note that you can transfer any Contract Value out of the sub-account for any Oppenheimer VA Fund listed above any time prior to the Reorganization Date.  Such transfers will be free of charge and will not count as one of your annual free transfers under your annuity contract.  Also, for a period of 60 days after the Reorganization Date, any Contract Value that was transferred to the sub-account investing in the Acquiring Fund as the result of the reorganization can be transferred free of charge and will not count as one of your annual free transfers.  It is important to note that any transfer limitation applicable to the investment option to which a transfer is made will apply as described in your prospectus. Please refer to your prospectus for information about investment options.
Each Acquiring Fund will be managed by Invesco Advisers, Inc. and will have the same investment objective as the corresponding Oppenheimer VA Fund prior to the reorganization. Accordingly, after the Reorganization Date, all references to the Oppenheimer VA Funds in the list of Portfolios is deleted and replaced as follows.

ALLSTATESUP1

Portfolio	Investment Objective	Investment Advisor
Invesco Oppenheimer V.I. Capital Appreciation Fund – Series I	The Fund seeks capital appreciation.	Invesco Advisers, Inc.
Invesco Oppenheimer V.I. Capital Appreciation Fund – Series II	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Conservative Balanced Fund – Series I	The Fund seeks total return.
Invesco Oppenheimer V.I. Conservative Balanced Fund – Series II	The Fund seeks total return.
Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund – Series I	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund – Series II	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Global Fund – Series I	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Global Fund – Series II	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Global Strategic Income Fund – Series I	The Fund seeks total return.
Invesco Oppenheimer V.I. Global Strategic Income Fund – Series II	The Fund seeks total return.
Invesco Oppenheimer V.I. International Growth Fund – Series II	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Main Street Fund® – Series I	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Main Street Fund® – Series II	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Main Street Small Cap Fund® – Series I	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Main Street Small Cap Fund® – Series II	The Fund seeks capital appreciation.
Invesco Oppenheimer V.I. Total Return Bond Fund – Series I	The Fund seeks total return.
Invesco Oppenheimer V.I. Total Return Bond Fund – Series II	The Fund seeks total return.
After the Reorganization Date, the Oppenheimer VA Funds will no longer exist and, unless you instruct us otherwise, any outstanding instruction you have on file with us that designates a sub-account investing in an Oppenheimer VA Fund will be deemed instruction for the sub-account investing in the corresponding Acquiring Fund.  This includes, but is not limited to, systematic withdrawals and Dollar Cost Averaging.
Additionally, if any of the Oppenheimer VA Funds listed above is part of an allocation model for your Contract, you may need to make a new election of an available portfolio within the asset allocation model for the model to continue to operate for your Contract following the Reorganization Date. You may wish to consult with your financial professional about the impact of the Reorganization on any allocation instructions and asset allocation models in effect for your Contract.
If you have any questions, please contact your financial professional or our Variable Annuities Service Center at (800) 457-7617. Our representatives are available to assist you Monday through Friday between 7:30 a.m. and 5:00 p.m. Central time.
Please keep this supplement together with your prospectus for future reference. No other action is required of you.

ALLSTATESUP1